Exhibit 10.32

Executive 2010 PRSU Agreement

PERFORMANCE-BASED

RESTRICTED STOCK UNITS AWARD AGREEMENT

This Award Agreement (the “Agreement”) is entered into as of May 13, 2010 by and between Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), and                              (“Recipient”), for the grant of restricted stock units with respect to the Company’s Common Stock (“Common Stock”).

On May 13, 2010, the Compensation Committee of the Company’s Board of Directors made a restricted stock units award to Recipient pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). The award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986. Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

1. Grant and Terms of Restricted Stock Units. The Company grants to Recipient under the Plan                      restricted stock units, subject to the restrictions, terms and conditions set forth in this Agreement.

(a) Rights under Restricted Stock Units. A restricted stock unit (a “RSU”) represents the unsecured right to require the Company to deliver to Recipient one share of Common Stock for each RSU subject to Section 1(c). The number of shares of Common Stock deliverable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off or other change in the corporate structure affecting the Common Stock generally.

(b) Vesting. The RSUs issued under this Agreement shall initially be 100% unvested and subject to forfeiture as set forth below.

(i) Except as set forth in Section 1(d), if Recipient ceases to be employed by the Company for any reason or for no reason prior to the end of the Performance Period (as defined below), the unvested RSUs shall be forfeited to the Company.

(ii) To the extent that the number of RSUs first specified above are reduced in accordance with Section 1(b)(iii) upon achievement to any extent of the Performance Goals (as defined below) and except as provided in Section 1(d), the reduction shall be forfeited to the Company. The extent to which any Performance Goal is achieved, if at all, shall be determined by a date that is no later than December 31 of the calendar year in which the Performance Period ends (the “Determination Date”). Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

(iii) The vesting of the RSUs shall be based on two “Performance Goals,” as follows:

(A)                      [insert # equal to 60%] of the RSUs shall vest based on (1) the average of the annual percentage increase/decrease in net sales of the Company for each of fiscal 2011, 2012 and 2013 compared to the immediately preceding fiscal year (such three fiscal year period, the “Performance Period”), relative to (2) the average of the annual percentage increase/decrease in net sales for each member of the peer group of companies set forth on Exhibit A (the “Peer Group”) for each of the three fiscal years most comparable to the fiscal years comprising the Performance Period for which annual net sales information is available prior to the Determination Date (the “Comparable Period”) compared to the immediately preceding fiscal year;

(B)                      [insert # equal to 40%] of the RSUs shall vest based on (1) the average of operating cash flow as a percentage of net sales for the Company for each fiscal year in the Performance Period, relative to (2) the average of operating cash flow as a percentage of net sales for each member of the Peer Group for each fiscal year in the Comparable Period;

(C) All information with respect to members of the Peer Group will be based upon publicly available information. The number of RSUs vesting pursuant to Subsection 1(b)(iii)(A) and Subsection 1(b)(iii)(B) shall be increased or reduced as follows:

Company Percentile Rank vs. Peer Group	Portion of RSUs Subject to Subsection (A) or (B) Vesting
> 90th	200%
75th	150%
50th	100%
25th	50%
< 25th	0%

RSUs will vest proportionately between 50% and 100% for Company rankings between the 25th and 50th percentiles, between 100% and 150% for Company rankings between the 50th and 75th percentiles, and between 150% and 200% for Company rankings between the 75th and 90th percentiles. The Compensation Committee of the Board of Directors may, in its discretion, permit the vesting of any or all of the RSUs subject to this Agreement for a Company ranking below the 25th percentile.

(D) The aggregate number of vested RSUs determined pursuant to Subsection 1(b)(iii)(C) (the “Base Number”) shall be increased based on the Company’s return on equity in fiscal 2013 relative to the average return of equity for each member of the Peer Group for the fiscal year most comparable to the Company’s fiscal 2013 for which return on equity information is available prior to the Determination Date. The increased number of vested RSUs shall be equal to the Base Number multiplied by the Multiplier, as follows:

Company Percentile Rank vs. Peer Group	Multiplier
> 90th	1.4
90th > and > 80th	1.3
80th > and > 70th	1.2
70th > and > 60th	1.1
60th > and > 50th	1.0

(E) The number of RSUs determined pursuant to this Section 1(b)(iii) shall vest on the last day of the Performance Period, subject to Section 1(b)(i) and Section 1(d). Any RSUs not vested at that time shall be forfeited.

(c) Delivery Date. Except as set forth in Section 1(d)(iv), the delivery date for a RSU subject to this Agreement shall be as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends.

(d) Proration upon Termination for Certain Reasons Prior to End of Performance Period; Treatment on Change in Control.

(i) Proration on Death or Total Disability. If Recipient ceases to be an employee of the Company by reason of Recipient’s death or total disability prior to the end of the Performance Period, the RSUs shall not be forfeited under Section 1(b)(i) and the following shall apply:

(1) The number of RSUs Recipient would otherwise be entitled to receive pursuant to Section 1(b)(iii) if Recipient were employed through the end of the Performance Period (the “Base Payout”) shall be reduced to a number determined by multiplying the Base Payout by a percentage calculated by dividing the number of months elapsed from the beginning of the Performance Period to the date of termination of employment (rounded down to the whole month) by 36 (the “Pro Rata Percentage”). RSUs that exceed the reduced number shall be forfeited to the Company.

(2) The Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(i); the Recipient shall have no right to any increase.

(3) The amount of RSUs determined under (1) and (2) shall be delivered as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends.

(4) The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians approved by the Company, causes the Recipient to be unable to perform his or her duties as an employee, director, officer or consultant of the Company and unable to engage in any substantial gainful activity. Total disability shall be deemed to have occurred after both of the following have occurred:

(A) The two independent physicians have furnished their written opinion of total disability to the Company; and

(B) The Company has reached an opinion of total disability.

(ii) Proration on Normal Retirement. If Recipient terminates his employment with the Company following normal retirement under the Company’s retirement policy in place at such time but prior to the end of the Performance Period, the RSUs shall not be forfeited under Section 1(b)(i) and the following shall apply:

(1) The Base Payout shall be reduced to a number determined by multiplying the Base Payout by the Pro Rata Percentage. RSUs that exceed the reduced number shall be forfeited to the Company.

(2) The Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(ii); the Recipient shall have no right to any increase.

(3) The amount of RSUs determined under (1) and (2) shall be delivered as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends.

(iii) Proration on Termination Other Than for Cause. If the Company terminates Recipient’s employment with the Company other than for cause prior to the end of the Performance Period, the RSUs shall not be forfeited under Section 1(b)(i) and the following shall apply:

(1) The Base Payout shall be reduced to a number determined by multiplying the Base Payout by the Pro Rata Percentage. RSUs that exceed the reduced number shall be forfeited to the Company.

(2) The Board of Directors or the Compensation Committee of the Board of Directors, in its discretion, may increase the number of RSUs the Recipient would otherwise be entitled to receive under this Section 1(d)(iii); the Recipient shall have no right to any increase.

(3) The amount of RSUs determined under (1) and (2) shall be delivered as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends.

(4) The term “cause” shall mean (i) the willful and continued failure by Recipient to perform substantially Recipient’s reasonably assigned duties with the Company, other than a failure resulting from Recipient’s incapacity due to physical or mental illness, after a written demand for performance has been delivered to Recipient by the Company which specifically identifies the manner in which the Company believes that Recipient has not substantially performed Recipient’s duties, (ii) the conviction of guilty or entering of a nolo contendere plea to a felony which is materially and demonstrably injurious to the Company, or (iii) the commission of an act by Recipient, or the failure of Recipient to act, which constitutes gross negligence or gross misconduct. For purposes of this Section 1(d)(iii)(4), no act, or failure to act, on Recipient’s part shall be considered “willful” unless done, or omitted to be done, by Recipient in knowing bad faith. Any act, or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Recipient in good faith.

(iv) Treatment following Change in Control.

(1) If as a result of a Change in Control, the Company’s Common Stock ceases to be listed for trading on a national securities exchange (an “Exchange”) and the voting securities of the resulting corporation or the acquiring corporation, as the case may be (including without limitation, the voting securities of any corporation which as a result of the Change in Control owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”), are traded on an Exchange, any RSUs subject to this award that are unvested on the date of the Change in Control shall continue to vest and be deliverable according to the terms and conditions of this award and this award shall be replaced with an award for voting securities of the Surviving Company (a “Replacement Award”), which Replacement Award shall consist of RSUs with respect to shares of voting securities that have a value (determined using the Surviving Company’s stock price as of the date of the Change in Control) equal to the value of the shares of Common Stock with respect to the replaced award of RSUs (determined using the Company’s stock price and assuming attainment of target performance or actual performance achieved, if greater, as of the date of the Change in Control); provided, however, that in the event of a termination of Recipient’s Employment by the Company or the Surviving Company without Cause or by Recipient for Good Reason during the Performance Period, the Replacement Award shall immediately vest and the shares shall be delivered as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends; and provided further that the Company or the Surviving Company shall pay to Recipient an additional lump sum cash payment, paid as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends, equal to the decrease, if any, in the value of a share of the Surviving Company’s voting securities from the date of the Change in Control (as increased on a calendar quarterly basis using an annual interest rate, as of the last business day of the calendar quarter, for zero-coupon U.S. government securities with a constant maturity closest in length to the time period between the date of the Change in Control and the date of vesting of the Replacement Award) to the time of vesting multiplied by the total number of RSUs vesting on such date.

(2) If as a result of a Change in Control, the Company’s Common Stock continues to be listed for trading on an Exchange, any RSUs that are unvested on the date of the Change of Control shall continue to vest in accordance with the terms and conditions of this award; provided however, that, in the event of a termination of Recipient’s employment by the Company without Cause or by Recipient for Good Reason during the vesting period of this award such award shall immediately vest and the shares shall be delivered as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends; and provided further that Recipient shall be entitled to receive a lump sum cash payment, paid as soon as practicable on or after the Determination Date, but in no event later than December 31 of the calendar year in which the Performance Period ends, equal to the decrease, if any, in the value of a share of the Company’s stock from the date of the Change in Control (as increased on a calendar quarterly basis using an annual interest rate, as of the last business day of the calendar quarter, for zero-coupon U.S. government securities with a constant maturity closest in length to the time period between the date of the Change in Control and the date of the vesting) to the time of vesting, multiplied by the total number of RSUs vesting on such date.

(3) Notwithstanding anything in clauses (1) and (2) above to the contrary, if (i) a change in ownership of the Company occurs (applying the definition of “change in the ownership of a corporation” set forth in Treasury Regulation Section 1.409A(3)(i)(5)(v), replacing “50 percent” with “75 percent”) or (ii) there is a change in the ownership of a substantial portion of the assets of the Company (applying the definition of “change in the ownership of a substantial portion of a corporation’s assets” set forth in Treasury Regulation Section 1.409A(3)(i)(5)(vii), replacing “40 percent” with “all or substantially all”), then all unvested RSUs subject to this award shall vest in an amount equal to the greater of (A) the number of RSUs subject to this Agreement and (B) the amount payable under this Agreement based on actual results, and be deliverable immediately prior to the closing of such transaction.

(4) For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(A) Any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(B) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;

(C) The adoption of any plan or proposal for the liquidation or dissolution of the Company;

(D) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or

(E) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases, or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d -3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board of Directors, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) Recipient acquires (other than on the same basis as all other holders of the Company Common Stock) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under subparagraph (A) or (B) above, or (2) Recipient is part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under subparagraph (E) above.

(5) For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

(6) For purposes of this Agreement, termination by Recipient of his or her employment for “Good Reason” shall mean termination based on the following, after notice to the Company or the Surviving Company by the Recipient of the condition within one year of the occurrence of the condition and failure of the Company or the Surviving Company to remedy the condition within 30 days after notice:

(A) a material diminution of Recipient’s status, title, position(s) or responsibilities from Recipient’s status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control or the assignment to Recipient of any duties or responsibilities which are inconsistent with such status, title, position(s) or responsibilities (in either case other than is isolated, insubstantial or inadvertent actions which are remedied after notice), or any removal of Recipient from such position(s), except in connection with the termination of Recipient’s employment for Cause, total disability (as defined in Section 1(d)(i)) or as a result of Recipient’s death or voluntarily by Recipient other than for Good Reason;

(B) a material reduction by the Company or Surviving Company in Recipient’s rate of base salary, bonus or incentive opportunity or a material reduction in benefits (other than reductions that do not impact Recipient’s compensation opportunity, taken as a whole, or a reduction in benefits applicable to substantially all employees); or

(C) the Company’s or Surviving Company’s requiring Recipient to be based more than fifty miles from the principal office at which Recipient is based immediately prior to the Change in Control, except for reasonably required travel on the Company’s business.

(e) Restrictions on Transfer and Delivery on Death. Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs. Recipient may designate beneficiaries to receive shares of stock with respect to RSUs if Recipient dies before the delivery date by so indicating on Exhibit B, which is incorporated into and made a part of this agreement. If Recipient fails to designate beneficiaries on Exhibit B, the shares will be delivered to Recipient’s estate.

(f) Reinvestment of Dividend Equivalents. On each date on which the Company pays a dividend on a share of Common Stock with respect to an RSU, the number of RSUs subject to this Agreement shall be increased by a number equal to the number of whole or fractional shares of Common Stock with a value equal to the value of the dividends that would have been paid on the stock deliverable pursuant to those RSUs that vest pursuant to Section 1 (if such shares were outstanding), divided by the closing stock price on the dividend payment date.

(g) Delivery on Delivery Date. As soon as practicable following the delivery date for a share of Common Stock, the Company shall deliver a certificate for the number of shares represented by all RSUs having a delivery date on the same date, rounded down to the whole share. No fractional shares of Common Stock shall be issued. The Company shall pay to Recipient in cash an amount equal to the value of any fractional shares that would otherwise have been issued, valued as of the delivery date. If shares or cash are to be delivered on a particular date, the shares or cash shall be deemed delivered on that date for purposes of compliance with the terms of this Agreement if the cash or shares are actually delivered within 45 days after the specified date as determined in the Company’s discretion with the Recipient having no right to determine the delivery date. Recipient shall not have any right to determine or direct the date of actual delivery.

(h) Recipient’s Rights as Shareholder. Recipient shall have no rights as a shareholder with respect to the RSUs or the shares underlying them until the Company delivers the shares to Recipient on the delivery date.

(i) Tax Withholding. Recipient acknowledges that, at the actual delivery date, the value of delivered shares of Common Stock will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount. On or before the delivery date, the Company will notify Recipient of the required withholding amount. Concurrently with or prior to the delivery of the certificate referred to in Section 1(g), Recipient shall pay to the Company the required withholding amount in cash or, at the election of the Recipient (which election must be made on or before the Determination Date), by surrendering to the Company for cancellation shares of the Company’s Common Stock to be delivered with respect to the RSUs or other shares of the Company’s Common Stock valued at the closing market price for the Company’s Common Stock on the Determination Date. If the Recipient pays the withholding amount in shares of Common Stock, the Company shall pay to the Recipient in cash the amount of any resulting over payment.

(j) Section 409A. The award made pursuant to this Agreement shall be interpreted in accordance with Section 409A and Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the grant of the award. For example, a termination of employment shall be determined with respect to standards for “separation from service” within the meaning of applicable regulations.

(i) Notwithstanding any provision of the award to the contrary, the Company may adopt such amendments to the award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (1) exempt the award from the application of Section 409A or preserve the intended tax treatment of the benefits provided with respect to the award, or (2) comply with the requirements of Section 409A.

(ii) If an amount is determined to be subject to applicable provisions of Section 409A of the Code, payment in connection with termination of employment for a reason other than death or total disability may not start or be made to Recipient if the Company determines Recipient is a “key employee” as defined in Section 416(i) of the Code, without regard to Section 416(i)(5) of the Code, before the date which is six months after the date of termination, notwithstanding any other provisions for time of payment in this Agreement, if such delay in payment is necessary to comply with Section 409A of the Code. The Company may determine that Recipient is a key employee in the event of doubt or to avoid impractical efforts or expense to make an exact determination of key employees. Recipient shall have no claim, rights or remedy if the determination is not correct.

2. Miscellaneous.

(a) Entire Agreement; Amendment. This Agreement and the Plan (including without limitation Section 17 thereof) constitute the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

(b) Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States mail as registered or certified mail, return receipt requested, postage prepaid, addressed to Electro Scientific Industries, Inc., Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

(c) Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(d) Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(e) Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:
Authorized Officer

	,	Recipient

EXHIBIT A

PEER GROUP COMPANIES

Advanced Energy

ATMI

Brooks Automation

Coherent

Cohu

Cymer

Entegris

FEI

FormFactor

GSI

Intevac

KLA-Tencor

Kulicke & Soffa Industries

Lam Research

MKS Instruments

Newport

Rudolph

Teradyne

Ultratech

Varian Semiconductor

Veeco Instruments

Zygo

A - 1

EXHIBIT B

DESIGNATION OF BENEFICIARY

Name	Social Security Number - -

I designate the following person(s) to receive any restricted stock units outstanding upon my death under the Performance-Based Restricted Stock Units Award Agreement with Electro Scientific Industries, Inc.:

Primary Beneficiary(ies)

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

If more than one primary beneficiary is named, the units will be divided equally among those primary beneficiaries who survive the undersigned.

Secondary Beneficiary(ies)

In the event no Primary Beneficiary is living at the time of my death, I designate the following the person(s) as my beneficiary(ies):

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

Name	Social Security Number - -

Birth Date	Relationship
Address	City State Zip

If more than one Secondary Beneficiary is named, the units will be divided equally among those Secondary beneficiaries who survive the undersigned.

This designation revokes and replaces all prior designations of beneficiaries under the Performance-Based Restricted Stock Units Award Agreement.

Date signed: , 20
Signature

B - 1